EXHIBIT 10.2
CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.
Execution Version
MANUFACTURING SERVICES AGREEMENT
For Evergreen Solar
By and Among
Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, MA 01752
USA,
Evergreen Solar (Wuhan) Co., Ltd.
No. 3, Road No. 1, Liufang Dongyi Industrial Park
Donghu Gaoxin District
Wuhan, Hubei 430205
China,
Jiawei Solarchina Co., Ltd.
Suite 1816, Star House
3 Salisbury Road, Tsimshatsui, Kowloon
Hong Kong
and
Jiawei Solar (Wuhan) Co., Ltd.
No. 3, Road No. 1, Liufang Dongyi Industrial Park
Donghu Gaoxin District
Wuhan, Hubei 430205
China
July 14, 2009
Evergreen Solar / Jiawei Confidential

Exhibit A: Statement of Work
Exhibit B: Long Lead Time Materials
Exhibit C: Quality System Requirements
Exhibit D: Packaging and Labeling Requirements
Exhibit E: Warranties by JWWH
Exhibit F: Purchased Wafer Specifications
 i

MANUFACTURING SERVICES AGREEMENT
     THIS MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is made as of the 14th day of July 2009 by and among the following parties:
Jiawei Solarchina Co., Ltd., a Hong Kong company having a business address at Suite 1816 Star House, 3 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong (“JWCN”); and
Jiawei Solar (Wuhan) Co., Ltd. a wholly foreign-owned Chinese company having a business address at No. 3, Road No. 1, Liufang Dongyi Industrial Park, Donghu Gaoxin District, Wuhan, Hubei 430205, China (“JWWH”); and
Evergreen Solar Inc., a Delaware corporation having a business address at 138 Bartlett Street, Marlborough, MA 01752, USA (“ESLR”); and
Evergreen Solar (Wuhan) Co., Inc., , a wholly foreign owned Chinese company having a business address at No. 3, Road No. 1, Liufang Dongyi Industrial Park, Donghu Gaoxin District, Wuhan, Hubei 430205 (“EGWH”).
     JWCN, JWWH, ESLR and EGWH are hereinafter collectively referred to as the “parties” or each as a “party”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the RA (as defined below).
WITNESSETH:
     WHEREAS, prior to the execution of this Agreement, ESLR and JWCN have entered into that certain Relationship Agreement (the “RA”);
     WHEREAS, ESLR recognizes JWCN as a quality-oriented and reliable supplier (utilizing authorized and mutually approved subcontractors) of the products required by ESLR (the “Products”); and
     WHEREAS, ESLR desires to have JWCN, through its subsidiary JWWH, manufacture the Products to ESLR’s specifications using String Ribbon Wafers to be manufactured by EGWH in the Wafer Facilities, and to provide certain services as may be required by ESLR that will be described in purchase orders issued from time to time to JWWH by ESLR or EGWH, in accordance with the terms of this Agreement; and
     WHEREAS, JWWH wishes to provide its technical services and its assembly and manufacturing services to ESLR in the Cell and Panel Facilities in order to manufacture the Products for ESLR; and
     WHEREAS, JWWH and EGWH, in furtherance of the objectives set forth in this Agreement, will each separately seek to become a Sino-foreign joint venture by obtaining investment from a state-owned investment company, which investment will be needed for each of them to carry out the purposes of this Agreement; and
     WHEREAS, the parties agree that this Agreement defines the responsibilities of each party and the procedures to be followed in the interactive process needed to accomplish the common goal of providing cost effective, minimal defect, high quality and reliable technical Products on a timely basis, achieved in an environment of increasing competitiveness through ongoing cooperation and communication between the parties, establishing firm procedures for the quality assurance program and processes to be applied, reducing the production and assembly period, and avoiding duplicate methods;
     NOW, THEREFORE, for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), JWCN, JWWH, ESLR and EGWH, intending to be legally bound, hereby agree as follows:
1.	DEFINITIONS

The following terms not otherwise defined herein shall have the following meanings:
1.1	Affiliate: any corporation or other entity controlled by, controlling or under common control with any other corporation or entity. “Control” means the direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, such corporation or entity, or the power to elect at least fifty percent (50%) of the directors or trustees of such corporation, or such other relationship which in fact constitutes actual control.

1.2	Purchased Wafers: the String Ribbon Wafers manufactured by EGWH and sold to JWWH which shall be manufactured by EGWH to the specifications set forth in Section 2.2 of Exhibit A.

1.3	Product(s): the items of finished goods manufactured by JWWH and shipped to ESLR, or ESLR’s designee, pursuant to the terms of this Agreement.

1.4	Delivery: the transfer of Product from JWWH to ESLR or its designated carrier, or the carrier of its designated Affiliate or agent, at the location as specified herein.

1.5	Engineering Change: a Product design change or manufacturing process change affecting the performance, price, reliability, safety, serviceability, manufacturability or form, fit or function of the Products.

1.6	Release: ESLR’s authorization for JWWH to manufacture and/or ship a definite quantity of Products to a specified schedule. Releases will be made under specified Purchase Orders or for Inventory or Consigned Inventory (as defined in Section 4).

1.7	Statement of Work: the Product Specification documentation as mutually agreed to in writing by JWWH and ESLR, which describes the work to be performed, the pricing for such work, the Specifications and any supplemental terms that additionally apply to such work. The initial Statement of Work is attached hereto as Exhibit A and may be amended from time to time by agreement of the parties to add additional Products. In the absence of an updated Exhibit A or a separate document entitled “Statement of Work”, JWWH’s quotation for additional Products not specified in Exhibit A or for existing Products on terms that differ from those set forth in Exhibit A, against which a Purchase Order is submitted by ESLR and accepted by JWWH will constitute the Statement of Work

1.8	Specifications: the details in (or referenced in) the Statement of Work, or those documents referenced in the Statement of Work, that provide the objective, physical requirements and performance requirements for the applicable Product to be manufactured by JWWH or its authorized subcontractors approved by ESLR. JWWH or its authorized subcontractors approved by ESLR will purchase and assemble all materials according to such Specifications.

1.9	EGWH JV Agreement: the < increase registered capital and enlarge shares agreement > between Hubei Technology Investment Co., Ltd and ESLR dated on or about the date of this Agreement.

1.10	JWWH JV Agreement: the < increase registered capital and enlarge shares agreement > between Hubei Technology Investment Co., Ltd and ESLR dated on or about the date of this Agreement.
2.	TERM
     The term of this Agreement is for a period of ten (10) years commencing upon the satisfaction or waiver of the conditions set forth in Section 13 of the RA. Until the term commences, none of the rights or obligations set forth in this Agreement shall be of any force or effect. This Agreement shall be automatically extended for successive terms of one (1) year each unless either party terminates this Agreement by giving the other party written notice of such termination of no less than [****] (the “Termination Notice Period”) prior to the expiration of the then current term, including any extensions thereof. The term, as may be extended, is referred to herein as the “Term”. For example, to terminate the agreement at the end of the [****] of the Term, a party will need to give notice before [****]. ESLR may issue Purchase Orders with deliveries to be scheduled not later than 90 days after the specified termination date. Neither termination, cancellation nor expiration of this Agreement shall affect the obligations of the parties under Purchase Orders previously issued hereunder by ESLR and accepted by JWWH. Upon termination, cancellation or expiration of this Agreement, the provisions hereof which by their express terms survive and shall remain in full force for the period stated, and Section 15, ESLR’s Remedies for Products under Warranty, shall remain in effect for the duration of the warranty period for each Product set forth in Exhibit E, and Section 16, Indemnification, which in the case of Sections 16.1(a) and 16.2(a) shall remain in effect [****] from the date that the event giving rise to a claim for indemnification occurred, and in the case of Sections 16.1(b) and 16.2(b) shall remain in effect in perpetuity.
3.	FORECASTS, MATERIAL PROCUREMENT, PURCHASE ORDERS
3.1	Product Ordering Generally. ESLR and JWWH agree and acknowledge that this Agreement is being entered into in connection with the RA with the purpose of detailing the manner, method and particular arrangements by which String Ribbon Wafers manufactured by EGWH shall be transferred to JWWH and processed into Products by JWWH. Accordingly, ESLR agrees to place Purchase Orders and order Releases under this Agreement from JWWH and JWWH agrees to accept and process Purchase Orders and Releases from ESLR for Products to be made with all of the String Ribbon Wafers produced by EGWH as set forth below in further detail. For the purposes of this Agreement, ESLR may from time to time designate any of its Affiliates as purchasers of Product hereunder by providing notice to JWWH, provided that ESLR shall, in all cases, remain directly and primarily liable for its obligations to purchase the Products as set forth herein, although payment for the Products may in any case be made by any party in satisfaction of ESLR’s payment obligations.

3.2	Forecasts and Commitments.
a.	EGWH intends to produce and sell to JWWH sufficient Purchased Wafers for JWWH to produce, and JWWH intends to produce and ESLR intends to purchase, [****] of Product in each calendar quarter thereafter. The levels set forth above are referred to in this Agreement as the “Scheduled Product Production Levels.”

b.	On the 1st Chinese business day of each month, ESLR or its designee shall provide JWWH with a six (6) month rolling forecast allocating volume on a monthly basis (each such forecast, the “Forecast”). The Forecast quantities shall be at least generally consistent with, but shall not exceed, the Scheduled Product Production Levels, subject to reasonable adjustment for holiday periods, (a) increasing on a straight line basis from the beginning of each quarter to the end of each quarter in calendar 2010, and (b) allocated evenly over each quarterly period after the fourth quarter of calendar 2010. JWWH will use the Forecast for material requirements and production planning purposes. ESLR may provide a lower Forecast than the Scheduled Product Production Levels or reduce its Forecast to the extent that it is reasonably apparent that JWWH will not be able to meet the Scheduled Product Production Levels during the period covered by an applicable Forecast or if JWWH provides notice that it will not be able to meet the Scheduled Product Production Levels during the period covered by an applicable Forecast.

c.	Commencing with calendar year 2011, the quantity of Products to be sold to ESLR is expected to be 100 MW in each calendar year. If less than [****] of Product in 2011 or any calendar year thereafter are purchased or sold, either of the following may apply:
1.	If Purchase Orders placed and satisfied by ESLR are less than [****] in a calendar year (other than in the event that JWWH fails to produce sufficient quantities of Product in compliance with the applicable quality requirements set forth in Section 5.4 to fulfill such Purchase Orders and subject to compliance with the terms of such Purchase Orders which may allow for payment after the end of the calendar year for certain orders), then JWCN or JWWH may request and ESLR and EGWH shall be obligated to pay, [****], JWCN for [****] due to ESLR’s failure to order and/or purchase Product. [****]. If JWCN exercises its rights pursuant to this Section 3.2(c)(1), the shortfall in Purchase Orders and completed sales during such calendar year shall not give rise to any rights for JWCN and JWWH pursuant to Section 3.3 below unless the failure to meet the required purchasing levels set in Section 3.3(a)(1) is based on shortfalls in the two consecutive calendar quarter period ending with the first calendar quarter of a particular year, in which case JWCN and JWWH may exercise both (a) their rights under this Section 3.2(c)(1) as to the last quarter of the prior year and (b) their rights under Section 3.3.

2.	If JWWH fails to produce and sell to ESLR [****] of Product which complies with the applicable quality requirements set forth in

Section 5.4 (other than in the event that ESLR (i) fails to Place Purchase Orders for and complete the purchase of, when made available for delivery, such Product or (ii) fails to deliver sufficient Purchased Wafers to JWWH in such calendar year to fulfill such Purchase Orders with JWWH producing with at least the Wafer Yield levels specified in Section 2.2 of Exhibit A, then ESLR or EGWH may request and JWWH and JWCN shall be obligated to pay, [****], ESLR for [****] due to JWWH’s failure to produce and deliver Product. [****]. If ESLR exercises its rights pursuant to this Section 3.2(c)(2), the shortfall in production during such calendar year shall not give rise to any rights for ESLR and EGWH pursuant Section 3.4 below unless the failure to meet the required production levels set in Section 3.4(a)(1) is based on shortfalls in the two consecutive calendar quarter period ending with the first calendar quarter of a particular year, in which case ESLR and EGWH may exercise both (a) their rights under this Section 3.2(c)(2) as to the last quarter of the prior year and (b) their rights under Section 3.4.
d.	Together with each Forecast, ESLR shall place one or more Purchase Orders. The Purchase Order(s) placed in connection with the initial Forecast shall be for the full volume of Products to be purchased for first three full calendar months, as set forth in the Forecast and JWWH shall accept such Purchase Orders. Thereafter, upon the issuance of each new monthly Forecast, ESLR shall place a Purchase Order(s) covering an additional calendar month of such Forecast (the first two (2) months in each case having been covered by the prior Purchase Order(s)) and JWWH shall accept such Purchase Orders.

3.3	JWCN and JWWH Put/Call Options.
a.	If any of the following should occur:
1.	Commencing with calendar year 2011, ESLR, directly or through its designee, fails to accept for shipment or delivery and pay the applicable purchase price therefor in accordance with the terms of this Agreement at least [****] of Products (or, if lesser, the amount of Product as reduced by mutual agreement of the parties) (the “Minimum Quantity”), for [****] or (b) a total of Products equal to the Minimum Quantity for [****], provided that at least the Minimum Quantity of Products conforming to the applicable Specifications (and subject to the volume restrictions regarding “A,” “B” and “C” quality Product specified in Section 5.4) is available for purchase from JWWH during the applicable quarters;

2.	EGWH fails to achieve the ability to produce wafers at the Wafer Facility to enable JWWH to produce at least [****] of Products annually, based on agreed upon yield standards, by [****];

3.	EGWH fails to produce and deliver to JWWH sufficient wafers to enable JWWH to produce at least [****] of Products, taking into account agreed upon yield standards, [****]; provided that the obligation to produce and deliver sufficient wafers in any given quarter shall not apply if JWWH does not have the capacity to produce at least [****] of Products at the Cell and Panel Facility during the applicable quarter;
each of the foregoing clauses 3.3(a)(1) through 3.3(a)(3) collectively being the “Jiawei Option Triggers,” then JWWH or JWCN shall have the right, at their sole option, to elect one of the following (each a “Jiawei Option”):
x.	To require ESLR to purchase JWCN’s interest in JWWH by, subject to adjustment as set forth in Section 3.5, (i) paying to JWCN [****]; or

y.	To require ESLR to sell its interest in EGWH to JWCN or JWWH in exchange for, subject to adjustment as set forth in Section 3.5, [****]. In connection with such sale, JWCN will also receive a [****], non-exclusive, [****], worldwide license to intellectual property rights held by ESLR necessary to (x) operate the manufacturing equipment used in the Wafer Facility to manufacture the String Ribbon Wafers (including any additional such equipment or replacements for it necessary to achieve and maintain (but not exceed) wafer production output necessary for JWCN and JWWH to produce up to 500 MW of Product per year), together with the right to create improvements and variations thereon, subject to a [****] license back to ESLR to such improvements and variations thereon, (y) to manufacture the Products, and (z) to sell and distribute the Products incorporating the String Ribbon Wafers worldwide; provided that the license(s)

shall be subject to a maximum output and sales volume of 500 MW of Product per year.
b.	JWCN and JWWH shall have a period of sixty (60) days following the date on which JWCN or JWWH knows (or should have known) that any of the Jiawei Option Triggers has occurred to elect one of the Jiawei Options by providing written notice of its decision to do so in accordance with this Agreement. In the event that JWCN or JWWH fails to exercise one of the Jiawei Options in a timely manner, JWCN’s and JWWH’s right to elect a JWCN Option shall be deemed waived, but only as to the quarterly period(s) in question, and not as to any future period(s). Upon the effectiveness of the required purchase pursuant to the exercise of a Jiawei Option, the RA and this Agreement shall terminate and cease to be of any further force and effect, except for any rights that by their terms and obligations should survive such termination, including without limitation any payment obligations for Products or Purchased Wafers properly delivered, confidentiality terms and indemnification obligations.
3.4	ESLR and EGWH Put/Call Options.
a.	If any of the following should occur:
1.	Commencing with calendar year 2011, if JWWH fails to deliver or ship in accordance with the terms of this Agreement the Minimum Quantity of Products that meet the Specifications (subject to the volume restrictions regarding “A,” “B” and “C” quality Product specified in Section 5.4) (a) for both of any two consecutive calendar quarters (i.e., any of January through March, April through June, July through September or October through December) or (b) a total of Products equal to the Minimum Quantity for any two consecutive calendar quarters (by way of example, if the Minimum Quantity is [****] per quarter, then JWWH must have delivered a total of at least [****], provided that ESLR complies with its obligations to place Purchase Orders for the Minimum Quantity pursuant to Section 3.2(d) for the applicable quarters;

2.	JWWH fails to achieve the ability to produce Products at the Cell and Panel Facility to supply ESLR with at least [****] of Products annually, based on agreed upon Wafer Yield and product quality yield standards, by [****]; or

3.	JWWH fails to maintain the ability to produce at least [****] of Products per quarter at the Cell and Panel Facility, taking into account agreed upon Wafer Yield and product quality yield standards, [****]; provided that the obligation to maintain the capacity for [****] of Products in any given quarter shall not apply if EGWH does not produce at least [****] of production at the Wafer Facility during the applicable quarter;
each of the foregoing clauses 3.4(a)(1) through 3.4(a)(3) collectively being the “ESLR Option Triggers,” then ESLR or EGWH shall have the right, at their sole option, to elect one of the following (each an “ESLR Option”):

x.	To require JWCN to purchase ESLR’s interest in EGWH by, subject to adjustment as set forth in Section 3.5, [****]; or

y.	To require JWCN to sell its interest in JWWH to ESLR or EGWH in exchange for, subject to adjustment as set forth in Section 3.5, (i) payment to JWCN of [****]. In connection with such sale, ESLR and EGWH will also receive a [****], non-exclusive, [****], worldwide license to intellectual property rights held by JWCN necessary to (x) operate the manufacturing equipment used in the C & P Facilities to manufacture the Products (including any additional such equipment or replacements for it necessary to achieve and maintain (but not exceed) production output necessary for ESLR or EGWH to produce up to 500 MW of Product per year), together with the right to create improvements and variations thereon, subject to a [****] license back to JWCN to such improvements and variations thereon, (y) to manufacture the Products, and (z) to sell and distribute the Products incorporating the String Ribbon Wafers worldwide; provided that the license(s) shall be subject to a maximum output and sales volume of 500 MW of Product per year.
b.	ESLR and EGWH shall have a period of sixty (60) days following the date on which ESLR or EGWH knows (or should have known) any of the ESLR Option Triggers occurs to elect one of the two options above. In the event ESLR or EGWH fails to exercise the ESLR Options in a timely manner, ESLR’s and EGWH’s right to exercise an ESLR Option shall be deemed waived, but only as to the quarterly period(s) in question, and not as to any future period(s). Upon the effectiveness of the required purchase pursuant to the exercise of an ESLR Option, the RA and this Agreement shall terminate and cease to be of any further force and effect, except for any rights that by their terms and obligations should survive such termination.
3.5	Operation of JWWH and EGWH; Adjustment to Put/Call Payment Terms Under Certain Circumstances.
a.	JWCN and JWWH agree to operate JWWH solely in furtherance of the objectives and activities contemplated by this Agreement for EGWH and the RA (the “JWWH Business”) so as not to interfere with JWCN Put Right or the ESLR Call Right (each as defined below). To the extent that JWWH now has or acquires assets or liabilities that are not reasonably related to the JWWH Business, (i) such assets and liabilities shall be transferred from JWWH to JWCN or a third party (on terms and conditions to be determined by JWCN but without creating any liability for JWWH), and JWCN shall indemnify and hold harmless ESLR and EGWH from any liabilities in the event that ESLR or EGWH purchases JWWH pursuant to Section 3.3 (the “ESLR Call Option”) or is required to purchase JWWH pursuant to Section 3.4 (the “JWCN Put Option”), (ii) the purchase price of JWWH in the case of the JWCN Put Option or in the case of the ESLR Call Option, shall be appropriately adjusted, or (iii) some combination of the foregoing adjustments in clauses (i) and (ii) shall be made as reasonably required by ESLR and EGWH such that the exercise of the

ESLR Call Right or JWCN Put Right does not result in ESLR and EGWH acquiring, paying for or accepting liability for any assets or liabilities not reasonably related to the JWWH Business. JWCN represents that it now holds all of the outstanding shares and other ownership interests (including any derivative rights (i.e., any option, warrant, etc.) to any such ownership interests). Neither JWWH nor JWCN shall sell any of shares or ownership interest, or any derivative right (i.e., any option, warrant, etc.) to acquire any such ownership, of JWWH except for the sale of interests to Hubei Technology Investment Co., Ltd. pursuant to the JWWH JV Agreement, unless otherwise agreed in writing by ESLR.

b.	ESLR and EGWH agree to operate EGWH solely in furtherance of the objectives and activities contemplated for EGWH by this Agreement and the RA (the “EGWH Business”) so as not to interfere with ESLR Put Right or the JWCN Call Right (each as defined below). To the extent that EGWH now has or acquires assets or liabilities that are not reasonably related to the EGWH Business, (i) such assets and liabilities shall be transferred (on terms and conditions to be determined by ESLR but without creating any liability for EGWH) from EGWH to ESLR or a third party and ESLR shall indemnify and hold harmless JWCN and JWWH from any liabilities in the event that JWCN or JWWH purchases EGWH pursuant to Section 3.4 (the “JWCN Call Option”) or is required to purchase EGWH pursuant to Section 3.3 (the “ESLR Put Option”), (ii) the purchase price of EGWH in the case of the ESLR Put Option or in the case of the JWCN Call Option, shall be appropriately adjusted, or (iii) some combination of the foregoing adjustments in clauses (i) and (ii) shall be made as reasonably required by JWCN and JWWH such that the exercise of the JWCN Call Right or ESLR Put Right does not result in JWCN and JWWH acquiring, paying for or accepting liability for any assets or liabilities not reasonably related to the EGWH Business. ESLR represents that it now holds all of the outstanding shares and other ownership interests (including any derivative rights (i.e., any option, warrant etc.) to any such ownership interests). Neither JWWH nor JWCN shall sell any of shares or ownership interest, or any derivative right (i.e., any option, warrant etc.) to acquire any such ownership, of JWWH except for the sale of interests to Hubei Technology Investment Co., Ltd. pursuant to the JWWH JV Agreement, unless otherwise agreed in writing by JWCN.

c.	The parties shall review the alternative of giving effect to the JWCN Put Right, JWCN Call Right, ESLR Put Right or ESLR Call Right, as the case may be, by way of an asset acquisition rather than an acquisition of EGWH or JWWH, as applicable, taking into account any requirements to purchase the interest of Hubei Technology Investment Co., Ltd. in either entity in connection with such asset acquisition and other relevant considerations. If such alternative accomplishes the objectives of the parties embodied in a manner that is advantageous to either of ESLR or JWCN without an added burden to the other party, the party exercising its call right or subject to a put right may elect to give effect to such rights by way of an asset purchase of the assets and liabilities of the EGWH Business or JWWH Business, as the case may be.

d.	In connection with the exercise of the put/call options of the parties in Sections 3.3 and 3.4, appropriate agreements will be entered into to permit intercompany arrangements to continue for a transitional period (other than for Silicon Carbon Monofilament or String Ribbon Wafers, if applicable, which shall continue as long as alternative supplies of these materials are not available) following the exercise of a put or a call, such that if EGWH or JWWH, as the case may be, operated its business with the benefit of services or resources of an affiliated entity (such as the use of facilities or personnel belonging to or employed by an affiliate or the supply of Silicon Carbon Monofilament by ESLR, or String Ribbon Wafers by ESLR in the event that ESLR is unable to export Silicon Carbon Monofilament to EGWH for any reason) pursuant to an informal or unwritten arrangement or an agreement that might be unilaterally terminated by the party exercising a put right or subject to a call right. Any such continuation of intercompany arrangements will include the payment of reasonable cost for facilities, services or materials provided from one entity to another and reasonable terms related to reasonable transition of the applicable operations and eventual termination of such arrangements.
3.6	Material Procurement
a.	Normal Lead Time Materials. JWWH is not required to speculate on materials and is authorized and will procure all materials to the lead-times and in quantities required to meet the quantities of Products for the first ninety (90) days of each Forecast provided by ESLR. JWWH shall procure, using standard purchasing practices, the components, subassemblies, materials and supplies necessary for the manufacture of Products with established lead times less than ninety (90) days (“Normal Lead Time Materials”).

b.	Long Lead Time Materials. ESLR acknowledges that JWWH may be required to purchase Long Lead Time Materials (as defined below and listed on Exhibit B) in order to achieve scheduling flexibility needed from time to time to meet ESLR’s Forecasts. For the purposes of this Agreement, “Long Lead Time Materials” shall mean components, subassemblies, materials and supplies with lead times greater than ninety (90) days at the time an order is placed. During the Term, if any lead times for components, subassemblies, materials or supplies not listed on Exhibit B exceed ninety (90) days due to changes in market conditions, JWWH shall notify ESLR in writing and will quantify lead time requirements and how much additional cancellation liability ESLR will incur above and beyond the cancellation liability if the Long Lead Time Material could have been obtained with a lead time of less than ninety (90) days.

c.	ESLR Liability for Materials. ESLR shall be liable for all Normal Lead Time Materials purchased by JWWH in accordance with ESLR’s Forecast. ESLR will also be liable for all Long Lead Time Materials listed in Exhibit B where JWWH purchased materials to extended lead-times as stipulated or in quantities listed plus cycle times. ESLR’s liability for Normal Lead Time Materials and Long Lead Time Materials is subject to JWWH’s obligation to use commercially reasonable efforts to use the materials for other Products, sell the materials or return the materials to JWWH’s supplier.

d.	Allocation of Shortage Materials and Factory Capacity. JWWH agrees to fulfill all Purchase Orders properly placed by ESLR according to the terms of this Agreement. In the event JWWH’s suppliers place certain components on allocation or JWWH does not have the capacity to produce the volume of Product specified in the Forecast, JWWH agrees to notify ESLR immediately and work diligently to assure proper allocations or capacity for JWWH production are achieved.

e.	Purchased Wafers.
1.	In conjunction with the Forecast, JWWH shall submit to EGWH its reasonable requirements for Purchased Wafers to be used for the production of Product according to the Forecast along with requested delivery dates for such materials. The requirements shall be based on the volume of Product under the Forecast, the material requirements with respect to the bill of materials for the Products and expected yields from manufacturing.

2.	EGWH shall confirm within five (5) days the acceptance of the JWWH’s requirements for Purchased Wafers with respect to availability and delivery of the requested volume of Purchased Wafers. If EGWH fails to confirm the full requirements, JWWH is entitled to delay the delivery of a portion of the applicable Purchase Orders as necessary based on the shortfall and shall not be deemed as in breach of this agreement for such delay. JWWH may request a rescheduling of quantity or delivery under previously accepted Purchase Orders if EGWH fails to deliver the Purchased Wafers as required.

3.	ESLR will ship or EGWH will deliver the Purchased Wafers as required by JWWH intended to be used exclusively for Product ordered by ESLR; provided that ESLR and EGWH acknowledge that JWWH may inadvertently produce certain volume of “C” quality Product which is not purchased by ESLR or its designee and JWWH shall have the rights to sell such “C” quality Products that may be inadvertently produced as set forth in Section 6.4(d).

4.	JWWH shall pay for the Purchased Wafers as set forth in Section 2.2 of Exhibit A and as otherwise set forth in this Agreement.

5.	In the event that (a) ESLR fails to obtain an export license for Silicon Carbon Monofilament, (b) ESLR’s export license for Silicon Carbon Monofilament lapses or is revoked, or (c) ESLR is otherwise unable to produce sufficient quantities of wafers in the Wafer Facility to meet its obligation to deliver Purchased Wafers under this Agreement, ESLR shall ship wafers to JWWH in sufficient quantities to meet the obligations of EGWH hereunder from its USA plant or other locations as “consigned” wafers, to be used exclusively for Product ordered by ESLR.
3.7	Purchase Orders; Releases.
a.	In General. ESLR shall issue quarterly Purchase Orders in conjunction with the Forecast issued the month prior to each calendar quarter. Purchase Orders shall be for quantities of Product consistent with applicable Forecast and shall contain the following information:
1.	Quantity and type of Product to be shipped.

2.	The estimated expected delivery schedule.
b.	Applicable Terms. All Purchase Orders issued by ESLR hereunder shall be governed exclusively by the terms and conditions of this Agreement. Standard ESLR terms and conditions included with any Purchase Order are not applicable. Purchase Orders may be delivered to JWWH by any reasonable means, including but not limited to postal delivery, courier delivery, facsimile transmission, and electronic mail.

c.	Purchase Order Acknowledgments. JWWH shall, within three (3) business days of receipt, acknowledge and honor any Purchase Order for Products issued by ESLR during the Term which (a) requests delivery dates no earlier than the agreed upon lead time periods, and (b) is not in excess of the Forecast for the period in question, unless JWWH agrees in writing to provide such excess Products; (c) ESLR is not in material breach of this Agreement; and (d) otherwise in accordance with the terms and conditions of this Agreement. Notwithstanding, JWWH’s failure to acknowledge a Purchase Order, and subject to the conditions in the preceding sentence, all Purchase Orders issued in conformity with this Agreement shall be binding, unless otherwise agreed by ESLR. JWWH shall also use commercially reasonable best efforts to honor Purchase Orders for Products issued by ESLR, the provisions of which do not fully comply with the lead time requirements set forth in this Agreement.

d.	Releases. On Monday of each week, ESLR shall provide a weekly Release to JWWH under the previously established Purchase Orders, which shall specify the subsequent next week’s build and ship plan with quantity by Product and ship-to location. The delivery date shall be no later than the Friday of the week after (i.e., 11 China business day from the Release date). JWWH shall, within (3) three China business days of receipt, acknowledge and accept any Release that is consistent with the Forecast and Purchase Orders.

e.	Changes to Purchase Orders; Cancellations.
1.	All alterations in quantities, delivery dates or Statement of Work shall be communicated and confirmed in writing by ESLR via a revised Purchase Order or a Purchase Order amendment.

2.	ESLR and JWWH shall cooperate in good faith to reschedule or otherwise alter previously placed Purchase Orders as may be reasonably requested by the other party. If upon review of such requirements for proposed alterations, cancellations or rescheduling by the ESLR or JWWH, the other party deems that it could not accept such changes without incurring increased costs, the affected party shall communicate such increased costs in writing to the other party. If the other party accepts such increased costs, it shall provide a confirmation in writing of its approval and commitment to make payment therefor together with an appropriately revised or supplemented Purchase Order. Alteration and rescheduling costs shall be calculated based on (a) where possible, re-allocating all common material for use by other JWWH customers, (b) returning excess material to third party suppliers, or (c) selling excess non-proprietary material to third parties.
4.	JWWH MANAGED INVENTORY
4.1	JWWH shall store, without charge to ESLR, Products equal to [****]% of the [****] of the then current Forecast. JWWH may charge ESLR a storage fee on any Products in inventory in excess of [****]% of the [****] of the current Forecast as “Excess Inventory”. The storage fee shall be RMB [****] per square meter per month (pro rated for a partial month) of warehouse space used to hold the Excess Inventory.

4.2	JWWH may issue to ESLR an invoice for any Products produced by JWWH but held in Inventory [****] or more beyond the date specified in the Purchase Order as the expected shipment date for such Products (the “Invoiced Inventory”). Payment for Invoiced Inventory shall be due [****] from the expected shipment date set forth in the Purchase Order, regardless of when the invoice is issued, unless due sooner under Section 4.5.

4.3	ESLR may issue a Release for shipment of Inventory, up to the amount of Product in Inventory, to a destination specified by the Release. Required Product in excess of then existing Inventory shall be requested by way of Purchase Order. This provision shall not prevent JWWH from fulfilling a Purchase Order in whole or in part from existing Inventory.

4.4	JWWH shall provide ESLR a weekly and reasonably complete report of the status of the Inventory. JWWH shall permit ESLR to complete a physical inventory of the Inventory at any time during regular business hours.

4.5	within five (5) days before the end of a quarter JWWH shall issue an invoice to ESLR for all inventory not allocated to prior Releases from inventory, excluding Invoiced Inventory. This Product, together with the Invoiced Inventory, will then become consigned inventory (“Consigned Inventory”). Liability for loss or damage to, and responsibility for insurance of, Consigned Inventory will remain with JWWH. ESLR shall be allowed to perform an onsite physical inventory of Consigned Inventory at reasonable times and frequencies.

4.6	ESLR may issue to the JWWH a Release to be used against shipment of Consigned Inventory at any time.
5.	MANUFACTURING RESPONSIBILITY
5.1	Manufacturing Specifications. JWWH agrees to use reasonable commercial efforts to (1) procure components, materials, equipment and other supplies, and (2) to manufacture, assemble, test and deliver Products pursuant to detailed Specifications (as defined below), workmanship standards and quality requirements as set forth or referenced in the Statement of the Work. For each Product or revision thereof, written specifications shall include, but are not limited to, bills of materials, schematics, assembly drawings, process documentation, test specifications, current revision number, and approved vendor list (hereinafter, collectively referred to as the “Specifications”) as attached hereto. The Specifications may be amended by ESLR from time to time during the Term, including changes with respect to Product covered in any Purchase Order accepted by JWWH. All Specifications shall be in the English language, unless otherwise agreed to by both parties, and shall comply with all necessary and applicable rules and regulations with respect to the manufacture, package, and assembly for the Products. JWWH has Specifications and found them to be unambiguous and conclusive. JWWH has also examined sample product manufactured by ESLR and confirmed its conformity to the Specifications.

5.2	Changes in Rules and Regulations. If either party becomes aware of any changes to any rules and regulations affecting the Products, or discovers that the Instructions are incorrect, ambiguous, incomplete or not in conformity with the characteristics of the qualification sample, then it will immediately advise the other in writing so that any necessary adjustments to the Instructions can be made. JWWH shall immediately notify ESLR of any Product failure returned to JWWH from the field.

5.3	Pre-Production Review. Prior to the start of the production of the Products, ESLR and JWWH shall conduct a joint “Manufacturing Readiness Review”, at the request of ESLR, to ensure that the Products can be manufactured by the JWWH in accordance with ESLR’s latest instructions with [****] defects.

5.4	Quality Requirements. Both JWWH and ESLR shall make [****] efforts to meet the following quality requirements per the specifications for “A”, “B” and “C” quality in the Statement of Work.

Period	“A” Quality	“B” Quality	“C” Quality
Through 2010	[****]	[****]	[****]
2011 and beyond	[****]	[****]	[****]

5.5	Software. Title to software programs, if any, provided by ESLR to JWWH to be used in the manufacture of Products (“Programs”) will remain with ESLR. ESLR warrants and represents that it is the owner of the Programs and/or has the right to supply the Programs and hereby grants to JWWH a license with authorization to use and reproduce the Programs solely for the purposes contemplated by this Agreement.

5.6	Trademarks. Notwithstanding anything to the contrary contained herein, JWWH shall not have the right to use the trademarks or trade names of ESLR and EGWH, either directly or indirectly, in connection with any product, service, promotion or publication without first obtaining the prior written consent of ESLR provided that ESLR may identify JWWH, a subsidiary of JWCN, as the manufacturer and/or supplier of the Products made with ESLR’s proprietary wafers and ESLR technology, and JWWH may identify ESLR as a customer who has contracted with JWWH for the manufacture of the Products with EGWH’s String Ribbon Wafers and other ESLR technology, if applicable, without the need for consent of the other party.
6.	PRICING/PRICE REDUCTION
6.1	Pricing. The price for Products and Purchased Wafers as well as other costs to be paid by ESLR and JWWH are set forth in this Agreement and in the Statement of Work.

6.2	Taxes; Fees. All taxes and levies that are by applicable statutes, rules and regulations required to be paid by JWWH shall be paid by JWWH, and all taxes or levies that are by applicable statutes, rules and regulations required to be paid by ESLR shall be paid by ESLR.

6.3	Performance Measures and Reviews. Both parties agree to track and measure the overall performance of the combined EGWH and JWWH supply chains, and no less than [****] discuss mutual performance and corrective or remedial actions in business review sessions that include appropriate management level personnel. Key performance indicators and targets shall be agreed upon by the parties, and shall include, among other criteria, measures of yield loss, quality, production flexibility, cost and Product efficiency.

6.4	Pricing.
a.	The price to be paid by ESLR to JWWH will be set annually and will be estimated no later than [****] and agreed to no later than [****] of the applicable year. Until the new price is agreed to, the estimated price will be used beginning on January 1 of the applicable year with a “true up” adjustment made at the time that the actual price is agreed to.

b.	ESLR agrees to pay a [****] % margin above JWWH’s cost to convert the Purchased Wafers to a cell and panel, as calculated using United States Generally Accepted Accounting Principles, based on JWWH’s audited financial statements and internal records. Such [****]% margin will be determined based on JWWH’s costs net of the actual cost to JWWH of the Purchased Wafers and net of any penalties assessed by ESLR under this Agreement for wafer yields or otherwise such that those costs are passed through and do not result in the payment of any margin to JWWH and exclusive of any [****].

c.	Pricing for Products is expressed in Chinese RMB on per watt peak power (“Wp”) basis. For 2010, the price to be paid by ESLR to JWWH:
•	RMB [****] per Wp for the first 5 MW for “A” quality product

•	RMB [****] per Wp for the next 15 MW for “A” quality product

•	RMB [****] per WP for over 20 MW for “A” quality product
d.	The price for “B” quality product will be [****] % of the price for “A” quality product. The price for “C” quality product will be [****]% of the price for “B” quality product. ESLR may refuse any “C” quality Products produced in excess of the amounts permitted under Section 5.4, provided that [****]. If ESLR accepts such excess “C” quality Products, JWWH may assist ESLR in selling the “C” Quality Products. To the extent that the average price for such “C” quality Product sold by ESLR in any calendar quarter is higher than the price paid by ESLR to JWWH for the “C” quality Product multiplied by a factor of [****], the additional amount will be shared equally between ESLR and JWWH.

e.	Pricing outlined above for 2010 is based on an exchange rate of 6.83 RMB to 1.0 USD throughout 2010. If prior to the end of 2010 the RMB/USD exchange rate has increased or decreased by more than [****]% from 6.83 RMB to 1.0 USD, JWWH and ESLR agree to adjust the RMB price for Products consistent with the change in the exchange rate. Pricing for 2011 and beyond will be negotiated in good faith by both Parties as described in Section 6.4, and shall be subject to the same [****]% exchange rate adjustment set forth in the preceding sentence for changes in the exchange rate of more than [****]% occurring during the applicable year.

f.	Any wafers delivered by EGWH that are incorporated into “C” quality Products in excess of the amounts permitted under Section 6.3 shall be included in losses when determining the yield achieved by JWWH.

g.	Cost will be determined as outlined in Section 6.5.
6.5	Cost Reviews.
a.	Costs will be reviewed in detail approximately [****] following the end of each calendar quarter to identify on a timely basis the potential for any possible annual price recalculations as required by the Agreement. Any change to prices on an interim basis can be made by mutual agreement in writing by both parties. During the [****] of the Term, JWWH may require that such reviews occur more frequently, but in no event more often than [****].

b.	The following information will be required prior to pricing/cost review:
1.	manufacturing yields;

2.	efficiency information;

3.	staffing levels;

4.	inventory (finished goods, work in process, raw) by part number and current standard cost and last purchased price;

5.	consumption plan by current revision;

6.	open order status for raw material;

7.	costed bill of materials at new standard cost and last purchased price;

8.	a master list by assembly number that is affected by price change; and

9.	other cost and performance available and as reasonably requested by ESLR. ESLR
6.6	Sharing of Cost Savings

To motivate both ESLR and JWWH to work together constantly to minimize cell and panel conversion costs, [****] share in cost savings that are achieved during the year and supported by the cost review as outlined in Section 6.5.

For illustrative purposes, assuming that the price for 2011 is initially set at RMB [****] Wp and actual JWWH cell and conversion costs on a per Wp basis (“Actual JWWH Costs”) are RMB [****], then the price to be paid to JWWH would be RMB [****] calculated as follows:

Initial Agreed on Price/Wp	RMB [****]	A
Seller’s actual cell and panel conversion cost	RMB [****]	B
Seller’s [****]% [****] Margin	RMB [****]	C
Net savings	RMB [****]	A-B-C
[****]% to Seller	RMB [****]	D
Final amount to Seller	RMB [****]	B+C+D
Actual Seller Margin
RMB	RMB [****]

Percentage	[****] %

The price for the following year will be the price determined by the cost review conducted under Section 6.4.

For the purpose of determining any necessary adjustment to payments made to JWWH, ESLR, EGWH and JWWH shall reasonably cooperate to calculate Actual

JWWH Costs using the cost calculation methodology set forth in Section 6.4 by March 31 following each production year starting with calendar year 2011. To the extent that Actual JWWH Costs are less than the price per Wp paid for the applicable year, JWWH shall pay to ESLR within [****] after [****] of such amount.

6.7	Currency.

Price for the Products shall be stated in Chinese RMB. Amounts due to JWWH shall be payable to JWWH in U.S. Dollars or any other currency approved in advance by both Parties (including but not limited to EURO, YEN and RMB), using the exchange rate published by the People’s Bank of China for the date that the Products were shipped.

Price for the Purchased Wafers paid by JWWH shall be stated in Chinese RMB, and payable in Chinese RMB. The cost of the Purchased Wafers that is embedded in the overall product cost will be repaid to JWWH by ESLR at the same price as paid to EGWH by JWWH, and if the purchase price of the Products is to be paid in currency other than RMB, the portion of the purchase price attributable to the Purchased Wafer shall be calculated using the exchange rate in effect as of the date that EGWH delivered the wafers to JWWH, subject to adjustment for yield losses or yield gains as set forth in Section 2.2 of Exhibit A.
7.	PAYMENT
7.1	Invoices. Terms of payment begin from the shipment date, except for Consigned Inventory, which shall be invoiced as set forth in Section 4. This term applies to Purchased Wafers sold to JWWH by EGWH and Products sold to ESLR by JWWH.

7.2	Payment. For conforming Products, JWWH shall settle and forward payment to EGWH within [****] of wafers, ESLR shall settle and forward payment to JWWH [****] of products. In the event that any given invoice fails to match the applicable Purchase Order in regard to price, quantity or revision, the Purchase Order shall prevail.

7.3	Adjustment for Returns. In the event of rejected Products, ESLR will, at the request and expense of JWCN, if such rejected Product is in a condition that would customarily be repaired by ESLR, repair the Products at its US facility or at another site more conveniently located as determined by ESLR, and will bill JWCN for the repair charges and any shipment charges incurred by ESLR; provided that in the event that more than [****]% of any shipment is properly rejected, such shipment will be returned to JWCN or JWWH, as directed by JWCN, at JWCN’s expense or JWCN will otherwise make arrangements for the return or repair of such products. Otherwise, JWCN will be responsible for any returns of non-conforming goods, JWCN will arrange for ESLR to receive the appropriate credit within [****] days of JWCN’s receipt of such products.

7.4	Interest. Each Party shall pay interest on any payments that are not paid on or before the date such payments are due (including interest amounts) under this Agreement, at a rate of one and one-half percent (1.5%) per month or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

8.	TRANSFER & TITLE
8.1	Excess Product. JWWH shall ship only the quantity of Items specified in each Release. ESLR may return at JWWH’s expense any Product in excess of the quantity specified in the applicable Release.

8.2	Excess Purchased Wafers. EGWH shall ship only the quantity of Purchased Wafers requested by JWWH. JWWH may return at EGWH’s expense any Purchased Wafers in excess of the quantity specified in the applicable order.

8.3	Shipment and Risk of Loss. All shipments of Product and Purchased Wafers are [****] — Incoterms 2000) received with documentation of origin. Title to all Products and Purchased Wafers and risk of loss shall be deemed to pass to ESLR and JWWH, as applicable, upon [****]. Recipient of the goods has the right to select the method and routing of transportation.
9.	PACKAGING AND LABELING

Unless otherwise agreed, the Products shall be labeled and packaged according to ESLR’s specification attached hereto as Exhibit D and prepared for shipment in a manner that follows commercially reasonable practices and is reasonably adequate to ensure safe arrival. Unless otherwise agreed, the Products shall be labeled and packaged according to ESLR’s specification attached hereto and prepared for shipment in a manner that follows commercially reasonable practices and is reasonably adequate to ensure safe arrival if properly handled during shipping.

10.	DELIVERY AND QUALITY REQUIREMENTS
10.1	Applicable Criteria. JWWH agrees to meet the following delivery and quality performance criteria (the “Applicable Criteria”), which shall be monitored by ESLR and EGWH as an average quarterly performance: (a) [****]% of the time, Products shall be delivered no earlier than [****] prior to JWWH committed delivery date and no later than [****] (unless such delivery date is changed by ESLR or EGWH) (b) at least [****]% of the time, Products delivered shall conform to the Specifications and shall not be defective in materials or workmanship.

10.2	Price Adjustment for Failure to Meet Criteria. Beginning with shipments made in calendar year 2011, in the event JWWH fails to meet the quality requirements of Section 10.1(b) for the Product included in a shipment (i.e., if such shipment was for a Purchase Order requiring all “A” quality Product, only “A” quality Product will comply with the quality requirements), the price of any Product in such shipment in compliance with the quality requirements applicable to such shipment and any other Product in such shipment not returned by ESLR shall be reduced by [****]% of the otherwise applicable price. To the extent such shipment was previously paid for by ESLR at the non-reduced price, ESLR may apply the excess payment to future shipments or request a refund of the overpayment amount. JWWH will not be required to provide a cost reduction in the event that JWWH’s failure to meet the quality requirement is caused by the quality problem of Purchased Wafers. For purposes of this Section 10.2 “shipment” shall mean Products that are delivered to the same addressee that are shipped on or about the same date and shall include Product being shipped from Inventory and Consigned Inventory.

If Products are being delivered to ESLR or on of its Affiliates for storage pending sale to a third party, it is understood that shipment shall refer to the Product shipped by ESLR or the Affiliate to the ultimate purchaser and that ESLR or the Affiliate are not required to perform an item by item assessment of the quality of the Product so delivered to them.
10.3	Remedial Obligations. Programs shall be implemented by JWWH as reasonably required to address failures to meet the Applicable Criteria as required in this Section 10. ESLR shall cooperate in good faith to address recurring issues regarding quality of the Products.
11.	TECHNICAL ASSISTANCE
11.1	By JWWH. This Agreement requires JWWH to provide technical or other assistance directly to ESLR only as expressly described herein or in the Statement of Work. Should ESLR desire, JWWH will provide additional technical assistance at JWWH’s current rates, subject to availability of resources.

11.2	By ESLR. This Agreement requires ESLR to provide technical or other assistance directly to JWWH only as expressly described herein or in the Statement of Work. Should JWWH desire, ESLR will provide additional technical assistance at ESLR’s current rates, subject to availability of resources.
12.	TERMINATION
12.1	Insolvency. If either party goes into liquidation, or if a receiver is appointed for all or any portion of its property or estate, or if it is adjudged bankrupt or insolvent, or if it files a voluntary petition in bankruptcy or insolvency or if a petition in bankruptcy or insolvency is filed against it which is not dismissed within forty-five (45) days, or if it makes an assignment for the benefit of its creditors, the other party, at its option, may terminate this Agreement forthwith or at any time thereafter by written notice, subject to the rights of such party under Section 3.3 or 3.4, as the case may be.

12.2	Material Breach.
a.	At any time when Hubei Technology Investment Co., Ltd. no longer owns an interest in both EGWH and JWWH and beginning January 1, 2011, this Agreement may be terminated prior to expiration of the Term by ESLR or EGWH on the one hand or by JWCN or JWWH on the other, in the event of a Material Breach as defined below. In the event the Material Breach , the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party. The terminating party shall have all rights and remedies available at law or equity as well as any other rights and remedies set forth in this Agreement.

b.	A “Material Breach” shall mean:

1.	JWWH’s failure in any [****] period beginning [****] to produce [****] MW of Products at average levels of “A” quality Product in excess of [****]% and Wafer Yield levels in excess of [****]%.

2.	EGWH’s failure in any [****] period beginning [****] to provide sufficient wafers to produce at least [****] MW of Products at Wafer Yield levels in excess of [****]%.
12.3	Government Prohibition or Restriction. ESLR or JWWH may terminate any individual Statement of Work, or any Purchase Order or this Agreement, if any governmental agency, authority, or entity with jurisdiction over the subject matter of this Agreement takes any final action that results in banning the manufacture, sale or introduction into commerce of any Product(s) or of any equipment or goods into which the Products are incorporated or with which the Products are intended to be used, or to impose significant restrictions on their use.

12.4	Effect of Termination.
a.	Upon termination of this Agreement or any individual Statement of Work, including Purchase Orders thereunder by JWWH under Section 12.1 or 12.2, then in addition to any other remedies available to JWWH, ESLR shall be liable for payment for Products already shipped by JWWH but not yet invoiced, as well as for any work in Process and for the cost of any materials purchased by JWWH consistent with the most recent Forecast. Notwithstanding anything to the contrary, JWWH shall not be compensated in any way (i) for any Products completed after receipt of ESLR’s notice, provided, however, that JWWH may sell Products it began to manufacture prior to termination, but under a brand other than ESLR’s, (ii) for any costs incurred by JWWH’s vendors or subcontractors after JWWH receives the notice as a result of JWWH’s failure to notify them or take other actions that JWWH was permitted to take to avoid or reduce costs incurred by them, or (iii) for any costs JWWH could reasonably have avoided. ESLR shall only be liable for material procured by JWWH, as permitted in Section 3.6. Delivery of such material shall be negotiated upon termination of this Agreement or any individual Statement of Work. There shall be no charges for termination of orders by ESLR due to JWWH’s material default of this Agreement. Before assuming any payment obligation under this Section for materials, material cancellation fees, work in progress or other costs, ESLR may inspect JWWH’s work in process and audit all relevant materials and documents.

b.	Termination or expiration of this Agreement in whole or in part as permitted herein shall be without prejudice to the right of any party to receive all payments accrued and unpaid at the effective date of such expiration or termination, without prejudice to the remedy of either party in respect to any previous breach or any representation, warranty or covenant contained herein and without prejudice to any rights to indemnification set forth in this Agreement and to any other provisions which expressly or necessarily call for performance after such expiration or termination.

13.	ENGINEERING CHANGES
13.1	ESLR-Approval of JWWH Proposed Product Engineering Changes.
a.	JWWH will not make any Engineering Changes to the Products without first obtaining ESLR’s written consent, and JWWH shall not incur any additional expenses until authorized by ESLR.

b.	Engineering Changes to the Product drawings, designs and specifications may be requested in writing by JWWH. Upon request for any such change, JWWH shall report to ESLR its best judgment as to the effect, if any, of the requested change in form, fit, function, performance, reliability, schedule, payments, savings involved, and/or delivery schedule. ESLR agrees to respond to a JWWH initiated Engineering Change within [****] from receipt of JWWH’s written request, at which time, ESLR may respond as follows:
1.	Accept the change (in writing); or

2.	Defer the decision on the request for an agreed upon time so that ESLR can obtain additional information regarding the proposed change; or

3.	[****] deny the request for the change (in writing).
c.	Further, in the event JWWH designates an Engineering Change as “URGENT” or “RUSH” (defined as a “line down” situation when JWWH cannot manufacture any Products), ESLR agrees to use all reasonable efforts to authorize approval or disapproval within [****] of receipt.

d.	JWWH will continue to deliver unchanged Products in accordance with the provisions of this Agreement if ESLR does not approve of the Engineering Change.
13.2	ESLR-Initiated Product Engineering Changes.
a.	ESLR may from time to time request in writing that JWWH implement an Engineering Change. Such request shall be accompanied by an Engineering Change form or equivalent with a written description of the proposed Engineering Change sufficient to permit JWWH to evaluate its feasibility, a revised bill of materials, drawings, media, and a proposed implementation date. Subject to needing more time based on the complexity of the Engineering Changes, within [****] in China after the date of receipt of such request, JWWH shall advise ESLR in writing of the conditions under which JWWH would implement the Engineering Change, if any. JWWH’s evaluation will include, at a minimum, the cost to implement, any cost savings or increase as a result of the Engineering Change.

b.	The parties shall endeavor to agree to any Engineering Change requested by ESLR within a maximum of [****] after the date that JWWH receives ESLR’s notice of an Engineering Change. ESLR shall send the confirmation of Engineering Changes and amend the purchase orders accordingly.

c.	In the event that ESLR designates an Engineering Change as “URGENT” or “RUSH”, JWWH will use all reasonable efforts to respond to ESLR’s request within [****] of receipt. If any Engineering Change causes an increase or decrease in the total number of Products due under a Purchase Order issued hereunder or in the time required for its performance, or affects the cost of such Products, an equitable adjustment shall be made, provided, however, that any claim therefor by either party must be made in writing in the form of a quotation within [****] from the acknowledged receipt date of the change notice by JWWH.
13.3	Disposition of Product Parts.
a.	If an Engineering Change is implemented by JWWH, JWWH will notify ESLR in writing of the disposition to be made of those parts affected in raw inventory, work in process, and finished goods. For any Engineering Change initiated by JWWH, ESLR will not have responsibility to pay for any inventory rendered obsolete by the change unless ESLR agrees to do so in writing as part of the Engineering Change approval process. Further, JWWH will advise ESLR of the disposition of current Purchase Orders not yet processed at the time of the Engineering Change. JWWH and ESLR shall mutually agree on reimbursement to JWWH for any and all obsolete materials and rework that result from the implementation of any ESLR-initiated Engineering Changes prior to JWWH initiating implementation of the same. JWWH will use all reasonable efforts to minimize the cost exposure generated by obsolete Product parts. JWWH will make all reasonable efforts to return all goods to suppliers prior to reimbursement and settlement for obsolete inventory.

b.	Notwithstanding anything to the contrary contained herein, ESLR’s liability for any material identified by JWWH as obsolete due to the implementation of any ESLR-initiated Engineering Change will be limited to that quantity and price identified by JWWH at the time of JWWH’s notice of acceptance of the Engineering Change.
13.4	Long-Term Costs and Benefits from Engineering Changes.
a.	In the event that an Engineering Change proposed by one party and accepted by the other results in costs or savings that were not identified or anticipated at the time of the agreement to accept the proposed change, ESLR and JWWH shall share such cost or savings equally, provided that if the unanticipated cost (including a reduction in yields, conversion efficiency, process cycle times and the like) associated with such Engineering Change exceeds [****]% of the total cost of the Product affected, either party may require that the change be abandoned or rescinded or that a further change to reduce or eliminate the cost resulting from the change be adopted.

b.	Both parties will share equally in the cost savings from Engineering Change on Products manufactured during the [****] following the date on which the Engineering Change is implemented. Thereafter, the cost of the Products will be the actual cost incorporating the Engineering Change.
14.	REPRESENTATIONS AND WARRANTIES
14.1	JWWH warrants that at the time of delivery of the Products, JWWH shall have clear title to the Products that are manufactured by JWWH. JWWH warrants the Products as set forth in Exhibit E attached hereto, except to the extent that any failure to comply with the warranty in Exhibit E is due to a defect in the design for the Product provided to JWWH by ESLR or any defective wafers from ESLR.

14.2	JWWH represents that it has the unqualified right to make and provide to ESLR the Product (other than licenses being provided to it by ESLR) and to grant licenses, if required, under the terms of this Agreement.

14.3	ESLR represents that it is the owner of any and all proprietary rights in the information provided to JWWH in order to manufacture the Products, and that it has the unqualified right to make and provide to JWWH any Purchased Wafers and other information, including drawings, designs and the Specifications, available to JWWH and to grant licenses, if required, under the terms of this Agreement.
15.	ESLR’S REMEDIES FOR PRODUCTS UNDER WARRANTY
15.1	If any Products which are still under the warranty period as defined in Exhibit E are defective in materials and/or workmanship, JWCN’s sole and exclusive liability, and ESLR’s sole and exclusive remedy for warranty claims, other than the fees required pursuant to Section 15.3 and JWWH’s obligation (which is hereby undertaken by JWWH) to fulfill any of JWCN’s obligations pursuant to this Section 15 upon the default of JWCN, shall be, at JWCN’s option, to (a) repair or replace (with new or functionally operative parts) the defective Products or (b) credit ESLR’s account, within [****] in China of receipt of [****] from ESLR, with respect to any Products found to be defective in workmanship or materials during the warranty period; or (c) to have ESLR repair such defective products at JWCN’s expense under Section 7.3, above. Any such repair and/or replacement shall be made such that the Product will be, once repaired, as specified in the Statement of Work for the applicable Product. Any such repair by ESLR will neither impact warranties by JWWH nor JWWH’s responsibility for Product provided such repair is reasonably made by ESLR or its authorized agent.

15.2	Upon the request of JWCN, Product subject to a warranty claim under Section 15.1 shall be returned to JWWH by ESLR at the expense of JWCN. JWCN at its sole cost and expense shall, if requested by ESLR:
a.	promptly investigate and determine the cause of any defects giving rise to warranty claims, and

b.	institute corrective quality/manufacturing controls; provided that such claims, in the aggregate, exceed [****]% of Products sold during the period of such claims.
15.3	In addition to free of charge repair, replacement, payment for repairs made by ESLR or credit to ESLR’s account in satisfaction of JWCN’s warranty obligations pursuant to Section 15.1, JWCN agrees to cover other expenses [****] incurred by ESLR in connection with servicing a warranty claim that is the responsibility of JWCN as required pursuant to this Section 15. ESLR agrees that it will not alter the terms of its warranty(ies) granted to its customers, a copy of which has been provided to JWCN and JWWH, without notifying JWCN and JWWH; provided that any change in warranty extended by ESLR to its customers without the express written consent of JWCN to be bound by the change in warranty shall not expand the warranty liability of JWCN or JWWH under this Agreement. JWCN shall not unreasonably refuse a request from ESLR to a modification of the warranty terms, e.g., if ESLR can demonstrate to the reasonable satisfaction of JWCN that the new warranty terms are consistent with then current industry practice.

15.4	Notwithstanding anything to the contrary contained herein, any remedy for warranty claims available to ESLR shall not apply to (i) design defects in the Products, and for intellectual property infringement, which were designed by ESLR or for ESLR by a third party and manufactured by JWWH at ESLR’s request; and (ii) any defect, loss or damage resulting from theft, loss, fire, misuse, abuse, negligence of any party other than JWCN or JWWH, vandalism, natural disasters, accidents not negligently caused by JWCN or JWWH, casualty, power failures or surges, alterations, modifications or failure to follow installation, operation or maintenance instructions, or any other cause beyond JWCN’s or JWWH’s reasonable control or (iii) any defect, loss or damage resulting from quality problems with the Purchased Wafers provided by EGWH to JWWH.
16.	INDEMNIFICATION
16.1	JWCN and JWWH, on their own behalf and on behalf of their successors and assigns, hereby agree to indemnify, defend and hold ESLR and EGWH, and each of their Affiliates, directors, officers, employees and agents, harmless from and against:
a.	any loss, costs or expense, including reasonable attorney’s fees, to the extent that the claim for personal injury or property damage arises from any defect in the manufacture of the Products or any grossly negligent act or omission by JWWH or its affiliates or its agents:

b.	all third party claims or threatened claims that the use, sale or distribution of the Products infringes on, constitutes a misappropriation of the subject matter of, or otherwise violates any [****] of another party to the extent that such claims result from materials incorporated into the Products (other than the Purchased Wafers or any other materials obtained from ESLR) or processes used to manufacture the Products by JWWH (other than processes licensed from ESLR or any of its Affiliates, if any); and

c.	All costs and expense incurred by ESLR as a result of JWWH’s failure to produce Products that meet the Applicable Criteria set forth in Section 10.
16.2	ESLR and EGWH, on their own behalf and on behalf of their successors, and assigns, hereby agree to indemnify, defend and hold JWCN and JWWH, and each of their Affiliates directors, officers, employees and agents, as amended, harmless from and against:
a.	any loss, cost or expense, including reasonable attorney’s fees, to the extent that the claim for personal injury or property damage arises from any from any defect in the Purchased Wafers, the design of the Products, any defect in the instructions regarding the use of the Products, or any grossly negligent act or omission of ESLR or its Affiliates or agents

b.	all third party claims or threatened claims that the use, sale or distribution of the Products infringes on, constitutes a misappropriation of the subject matter of, or otherwise violates any [****] to the extent that such claims result from materials incorporated into the Products (other than the materials provided by JWWH) or processes used to manufacture the Purchased Wafers by ESLR or EGWH (other than processes licensed from JWCN or any of its Affiliates, if any) and

c.	All costs and expense incurred by JWCN/JWWH as a result of EGWH’s failure produce wafers that meet the applicable Specifications set forth in Exhibit F.
16.3	In the event of a claim of an indemnification obligation pursuant to Section 16.1 or 16.2, (a) the indemnitor’s obligations hereunder shall be limited to the extent indemnitor (i) does not receive prompt notice of each such claim from the indemnitee and such delay prejudices indemnitor’s ability to defend such claim, or (ii) is not given an opportunity to defend against such claim, and (b) the indemnitee fails cooperate and provide reasonable assistance to the indemnitor in defense of the claim.
17.	CONFIDENTIALITY; PUBLICITY
17.1	During the Term and for five (5) years thereafter, each party shall use the same efforts it uses to protect its own confidential information (but in any event, no less than reasonable efforts to prevent its disclosure) to hold in strict confidence and to require its personnel to hold in strict confidence and not disclose to any third party without the prior written consent of the disclosing party, and not use in any manner except in accordance with the terms of this Agreement, any confidential business or technical information of the other party in its possession which is related to any Product or Statement of Work or any confidential business or technical proprietary information obtained from the other party (or any of its Affiliates) in connection with the transactions contemplated hereunder. Such confidential information specifically may include, without limitation, all engineering drawings, specifications and other technical documentation, any proposed design and specifications for future Products and Products in development, marketing plans, costs and pricing information, and all third party information required to be maintained in confidence. Promptly following termination of this Agreement or upon request by the disclosing party, the receiving party shall surrender to the disclosing party or destroy all materials remaining in its possession containing any such confidential information including all copies, extracts, or transcriptions, regardless of media.
17.2	For purposes of this Agreement and the Products and Statement of Work, information shall not be deemed confidential (a) if such information is generally available from public sources other than as a result of the breach of this Agreement; (b) if such information is received from a third party not under any obligation to keep such information confidential; (c) if the recipient can demonstrate that such information was independently developed by the recipient without use of any confidential information of the other party or its Affiliates; or (d) if such information is marketing material such as catalogs or leaflets distributed to third parties as a part of sales and promotions.

17.3	Neither party shall be liable to the other for a breach of these confidentiality obligations to the extent such party is required by law or any governmental body to disclose any confidential information of the other party; provided, however, unless otherwise required by such governmental body or such law, the party providing such information to such governmental body or disclosing the same pursuant to requirement of law shall first promptly notify the other party so as to enable the other party opportunity to take steps it deems appropriate to protect its confidential or proprietary information.

17.4	The parties agree that neither will disclose the existence of this Agreement, nor any of its details or the existence of the relationship created by this Agreement, to any third party without the specific, written consent of the other. Notwithstanding the foregoing, either party may disclose this Agreement without the consent of the other in confidence to its counsel and other advisors, actual or potential investors or shareholders, and in connection with a significant corporate transaction such as a change of control or joint venture. If disclosure of this Agreement or any of the terms hereof is required by applicable law, rule, or regulation, or is required by a court or governmental agency, authority, or body, such as annual reports or filings with the United States Securities Exchange Commission, the parties shall use all legitimate and legal means available to minimize the disclosure to third parties of the content of the Agreement, including without limitation making a confidential treatment request or seeking a protective order.
18.	REGULATORY APPROVAL
18.1	ESLR is responsible for the Product’s certification to UL and IEC 61215 and adhere labeling as is appropriate. JWWH’s manufacturing location shall be designated as the manufacturing location for the purposes of such approvals. JWWH agrees to bear full responsibility for the certification of its manufacturing location as is appropriate to the product’s certification. JWWH will cooperate with public and private regulatory organizations to allow periodic inspections at mutually agreeable times to maintain such approvals. The parties shall cooperate as needed to assist in the fulfillment of their respective obligations under this Section 18.1.

18.2	JWWH shall maintain, as necessary, an appropriate level of ISO certification with the governing body selected by JWWH and approved by ESLR, which approval [****]. Further, JWWH shall support, upon written agreement of the parties, ESLR’s compliance activity and internal ISO certification, as applicable, activity.

18.3	Should the Product(s) fail to meet the applicable standards or regulations or receive the applicable approvals due to JWWH’s failure to maintain a required certification, JWWH shall at ESLR’s request, cease production, until ESLR and JWWH agree to required changes and applicable qualifications are met, without being in breach of this Agreement. Any costs associated with such cessation, including inventory carrying fees, will be at JWWH’s expense.
19.	QUALITY ASSURANCE
19.1	By JWWH.
a.	JWWH shall maintain a [****] quality assurance program and in designing and implementing such program shall consider ESLR’s Quality System Requirements set forth in Exhibit C attached hereto.

b.	At any reasonable time during the term of this Agreement, ESLR may, upon [****] advance notice to JWWH, conduct visits of JWWH’s manufacturing or JWWH’s authorized subcontractors’ facilities, subject to having received prior permission from the sub-contractor for such visits in connection with a particular visit.
19.2	By EGWH.
a.	EGWH shall maintain a [****] quality assurance program.

b.	At any reasonable time during the term of this Agreement, JWWH may, upon [****] advance notice to EGWH, conduct visits of EGWH’s authorized subcontractors’ facilities, subject to having received prior permission from the sub-contractor for such visits in connection with a particular visit.
20.	END-OF-LIFE NOTIFICATIONS

As JWWH is notified by component suppliers and distributors of the end of availability of a given part due to obsolescence or manufacturing changes, JWWH will notify ESLR within [****] in writing with attached documentation from the supplier or distributor supporting the notification. JWWH will work with suppliers and distributors to give as much advanced notice as is reasonably possible to ESLR, and to reduce the exposure of loss of material availability by seeking alternate sources or allocations. JWWH will seek distributors who will bond end-of-life material for ESLR’s use to mitigate the need for end-of-life buys, to avoid if possible non-cancelable/ non-returnable requirements and to minimize any additional handling or storage fees.

21.	CERTIFICATE OF CONFORMANCE

JWWH shall use all reasonable effort to ensure that each lot of each Product part number (inclusive of critical components and sub-assemblies) shall contain a Certificate of Conformance or equivalent statement to the effect that the Products manufactured by JWWH are in accordance with specifications and documented requirements as provided by ESLR.

ESLR shall use all reasonable efforts to ensure that each lot of Purchased Wafers shall contain a Certificate of Conformance or equivalent statement to the effect that the Purchased Wafers manufactured by ESLR in accordance with specifications and documented requirements as provided by JWWH.

22.	GENERAL
22.1	Compliance With Laws. Each party shall comply with all national, state, and local laws and regulations including without limitation laws and regulations governing the manufacture, transportation, import, export, service and/or sale of the Products and/or the performance of their respective obligations hereunder. None of ESLR, JWWH or any of their Affiliates will export/re-export any technical data, process, product, or service, directly or indirectly (including the release of controlled technology to foreign nationals from controlled countries), to any country for which the Chinese or United States government or any agency thereof requires an export license or other government approval without first obtaining such license. Each party shall comply with the other party’s applicable Supplier Code of Conduct or comparable written requirements and abide by all on other party’s rules and regulations while on such party’s premises or performing services for such party including, but not limited to, safety, health and hazardous material management rules, and rules prohibiting misconduct on such party’s premises such as use of physical aggression against persons or property, harassment, and theft.

22.2	Insurance. During the term of this Agreement, JWWH will maintain insurance against the risk of damage to or loss of the Products, including any Inventory or Consigned Inventory, prior to and after it has been purchased by ESLR for the full replacement value thereof until such time as the Products are delivered to ESLR or to a third party in accordance with instructions received from ESLR. According to the applicable China insurance company, the insurance should include coverage for damage arising from fire, explosion, theft, inclement weather, or other cause, covering the interests of JWWH and ESLR as their respective interests may be. JWWH and EGWH will also maintain all statutorily required insurance with respect to employee health and safety. JWWH must, upon request from ESLR, provide proof of insurance, and EGWH must, upon request from JWCN, provide proof of insurance. In addition, each party agrees to carry customary and usual insurance coverage for commercial liability, property damage and automobile liability, including contractual endorsement and products hazard liability, in reasonable amounts with reasonable deductibles and provide the other party with evidence thereof.

22.3	Notices. All notices and other communications from one party to the other hereunder shall be in writing and either personally delivered or sent via certified mail, postage prepaid and return receipt requested to contact persons listed below, or to such other person or places as either party may designate from time to time by notice hereunder. Such notices shall be deemed effective upon personal delivery or deposit in the mails in accordance herewith. Notices sent by fax or email shall not constitute notice under this Agreement unless acknowledged in writing or by non-automated reply email or by reply fax.
If to ESLR or EGWH:
Evergreen Solar, Inc.
138 Bartlett Street
Marlborough, MA 01752 USA
Attn:   Michael El-Hillow
Fax:     (508) 229-7722
Email:   melhillow@evegreensolar.com
Tel:     (508) 251-3295
If to JWCN or JWWH:
Jiawei Solar (Wuhan) Co., Ltd.
No. 3, Road No. 1, Liufang Dongyi Industrial Park
Donghu Gaoxin District
Wuhan, Hubei 430205, China
Attn:   Kong-Qi Ding
Fax:     86-27-8798-6165
Email:   dingkongqi@solarchina.com
Tel:     86-27-8798-6168
22.4	Force Majeure. Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its reasonable control including, without limitation, governmental laws and regulations, calamities, floods, storms or other natural disasters, strikes or lockouts. In the event of any such delay the time for performance shall be extended for a commercially reasonable period of time based upon the length of the force majeure event, and JWCN or ESLR, as the case may be, shall use commercially reasonable efforts to allocate any available resources to manufacture Products or Purchased Wafers, as the case may be, for allow the other party to perform its obligations pursuant to this Agreement. and . Any party asserting force majeure as an excuse for performance shall have the burden of proving that reasonable steps were taken (under the circumstances) to minimize delay or damages caused by foreseeable events, that all non-excused obligations were substantially fulfilled, and that the other party was timely notified of the likelihood or actual occurrence which would justify such an assertion, so that other prudent precautions could be contemplated.

22.5	Dispute Resolution. The parties shall attempt in good faith to resolve any dispute arising out of this Agreement by the following procedures:
a.	Any party may give the other written notice of any dispute not resolved in the normal course of business. Appropriate executives of both parties at levels one step above the project personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute.
b.	If the dispute has not been resolved by these persons within twenty (20) days after the disputing party’s notice, or if the parties fail to meet within ten (10) days of such notice, the dispute shall be referred to senior executives of both parties with authority to resolve the dispute, who shall likewise meet to attempt to resolve the dispute.

c.	If the matter has not been resolved within twenty (20) days from the date of referral of the dispute to senior executives, or if no meeting of senior executives of the respective parties has occurred, then, in such event, arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce will be applied. The appointing and administering authority shall be the Arbitration Association International Chamber of Commerce (the “AAICOC”). The place of Arbitration shall be Wuhan, China until ESLR has repaid the government funds or repurchased the shares held by the government in EGWH. Thereafter, the place of Arbitration shall be Geneva, Switzerland or another mutually agreeable location.

d.	The AIACOC shall be entitled to award temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 22.5(d) and any determination or award made by the AIACOC hereunder shall be enforceable in any court of competent jurisdiction.
22.6	Waiver of Terms Herein; Severability.
a.	Failure of either party to enforce any term or condition of this Agreement or any rights with respect thereto, or failure to exercise any election provided herein, shall in no way be considered a waiver of such term, condition, rights or elections or in any way affect the validity of this Agreement. The failure of any party to enforce any of said terms, conditions, rights or elections shall not prejudice such party from later enforcing or exercising the same or any other terms, conditions, rights or elections.

b.	If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not be affected or impaired thereby.
22.7	Governing Law. The construction and performance of this Agreement shall be governed by laws and regulations of the People’s Republic of China

22.8	Assignment; Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party whether by sale, merger, operation of law or otherwise, except that each party may assign this Agreement to a successor in connection with the transfer of all or substantially all of the business or assets of such party to which this Agreement relates. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
22.9	Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any non-party any rights, benefits or claims hereunder.

22.10	Independent Contractor; Competition.
a.	Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this agreement, each party shall choose the means to be employed and the manner of carrying out its obligations hereunder. Neither party has authority to assume or create any obligations on the other’s behalf, express or implied, with respect to products or otherwise. Without limiting the generality of the foregoing, neither party shall make any representation, guarantee or warranty on the other party’s behalf. Neither party shall use the other party’s company name, logo, artwork designs or abbreviations thereof in any way that may result in confusion as to JWWH and ESLR being separate entities.

b.	Subject to the obligations set forth in the RA, nothing in this Agreement shall limit the right of ESLR or JWWH to develop, have developed, have manufactured, otherwise procure and/or market products or services now or in the future, including any which may be competitive with those which are the subject of this agreement, provided, however, that ESLR and EGWH shall not sell, consign or otherwise transfer any of the output from the Wafer Facility to any third party as long as JWWH is willing and able to purchase such output and convert that output into Products described in this agreement or subsequently developed by ESLR on the terms of this agreement. Neither party shall be required to disclose planning information to the other except as required pursuant to the terms of this Agreement. Notwithstanding the foregoing, each of ESLR, EGWH, JWCN and JWWH represents and warrants that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this agreement, and that there are no and will be no outstanding agreements, licenses, assignments or encumbrances inconsistent with the provisions of and the rights granted under this agreement or which are inconsistent with or would prevent it from performing all of its obligations under this agreement.
22.11	Language. This Agreement is in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

22.12	No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22.13	Entire Agreement; Integration; Modification.
a.	This Agreement (including each Statements of Work issued hereunder) and its attached exhibits constitute a complete and exclusive final written expression of all the terms of agreement between the parties. It supersedes all prior agreements, understandings and negotiations concerning the matters specified herein. No provisions of this Agreement can be modified except by a written amendment signed by both parties.

b.	Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this Agreement shall not be binding on either party unless made in writing and signed by a duly authorized representative of each party.
22.14	Headings. Headings contained in this Agreement are for convenience only and shall not be used in construing any of the terms of this Agreement.

22.15	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.
[signatures next page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EVERGREEN SOLAR, INC.		JIAWEI SOLARCHINA CO., LTD.

By:		By:

	Print Name:		Print Name:

	Title:		Title:

	Date:		Date:

EVERGREEN SOLAR (WUHAN) CO., LTD.		JIAWEI SOLAR (WUHAN) CO., LTD.

By:		By:

	Print Name:		Print Name:

	Title:		Title:

	Date:		Date:

EXHIBIT A
STATEMENT OF WORK
1.0.	Product Description
Complete Product designs and specifications, including visual inspection criteria for finished Product grading, for each Product have been provided separately to JWWH and are incorporated by reference into this Statement of Work.
2.0	Material Supply for JWWH from ESLR
2.1	ESLR agrees to provide JWWH material (other than Purchased Wafers) as provided below:
Schedule A
Material Offered by ESLR

PART	PRODUCT NAME AND
NUMBER	DESCRIPTION	PRICE

For such materials, on quarterly basis, not less then [****] prior to the end of a quarter, JWWH may submit a Purchase Order to ESLR based on the Purchase Orders submitted by ESLR for material to be delivered during the following quarter, and under which JWWH would purchase materials (as defined in Schedule A) for use by JWWH in its production of Product.
2.2	ESLR shall sell Purchased Wafers as set forth Section 3.6(e) based on the following pricing:
2.2.1	The price of each Purchased Wafer will be cost to EGWH to manufacture such Purchased Wafer (the “Wafer Cost”).

2.2.2	The foregoing Purchased Wafer pricing is subject to adjustment based on JWWH manufacturing yields. JWWH agrees that manufacturing yields for Purchased Wafers through the entire Product manufacturing process (“Wafer Yield”) shall equal or exceed [****]% for all production in 2010. JWWH shall pay to ESLR a Wafer Yield penalty (the “Wafer Yield Penalty”) for 2010 in an amount equal to [****]% of the Wafer Cost for each Purchased Wafer purchased by JWWH in excess of the [****]% Wafer Yield specified in the immediately preceding sentence, as measured on a calendar year basis (i.e., if by failing to achieve the specified Wafer Yield JWWH used 1,000 additional Purchased Wafers, the Wafer Yield Penalty would be [****]% of the Wafer Cost for the applicable year multiplied by 1,000). Any Wafer Yield Penalty payable is in addition to the Wafer Cost which is to be paid to EGWH for the Purchased Wafers.

2.2.3	ESLR shall pay to JWWH a Wafer Yield bonus (the “Wafer Yield Bonus”) for 2010, if Wafer Yields in 2010 exceeds [****]%. The amount of the Wafer Yield Bonus shall be [****]% of the Wafer Cost applicable to the number of Purchased Wafers that were not required by JWWH because the actual Wafer Yield exceeded the [****]% Wafer Yield specified in the immediately preceding sentence, as measured on a calendar year basis (i.e., if by achieving a higher Wafer Yield JWWH used 1,000 less Purchased Wafers, the Wafer Yield Bonus would be [****]% of Wafer Cost for the applicable year multiplied by 1,000). Any Wafer Yield Bonus payable by to JWWH is in addition to the Wafer Cost which is to be paid by ESLR as part of the Product cost.

2.2.4	In determining Wafer Yields for purposes of this Section 2.2, only “A” grade and “B” grade Product (up to the maximum allowed quantity of “B” grade Product specified in Section 5.4) purchased by ESLR will be considered Product produced by JWWH.

2.2.5	For each calendar year after 2010, the parties agree to discuss in good faith and determine appropriate Wafer Yield levels and any Wafer Yield penalties or bonuses that may be applicable in future years. Such discussions shall be undertaken in connection with the pricing determinations to be made pursuant to Section 6.4 of the Agreement.
2.3	ESLR shall cooperate with JWCN and JWWH to help implement the applicable technical skills needed for cell production so that JWWH to meet the quality requirement of this agreement as agreed in the RA and subject to the negotiation of and agreement to license terms for any technology to be licensed from ESLR to JWWH.
3.0	Pricing
Substantial Market Change
The price agreed for Product to be sold in 2010 and prices later agreed to by the parties for later periods are subject to adjustment if [****], in which event either ESLR or JWWH (as applicable) may make a price change request.
The requesting party will provide detailed supporting documentation, subject to third party audit at the request of the other party. The parties shall negotiate in good faith to determine new prices for the remainder of the then current calendar year.
Price changes agreed to hereunder shall apply on a prospective basis, starting on the date the parties so agree; and shall apply only to Products that have not been manufactured by JWWH prior to such time of such agreement.
A new price change request may not be made by a party less than [****] after a prior change in the pricing is agreed by the parties.

A-2

EXHIBIT B
LONG LEAD TIME MATERIALS *
1.	[****]

2.	[****]

3.	[****]

4.	[****]

*	These materials may be purchased by JWWH further in advance than 90 days provided that all such orders and the terms thereof are approved by ESLR or EGWH.

EXHIBIT C
QUALITY SYSTEM REQUIREMENTS
1.0	Purpose
The purpose of this Exhibit C is to define the requirements, responsibilities, and goals of ESLR (Evergreen Solar, Inc.) and JWWH (Jiawei Solar (Wuhan) Co., Ltd.) with respect to product quality. This plan covers the Products manufactured by JWWH for ESLR. This document is necessary to ensure the quality of the Products and JWWH compliance to ISO 9001 Quality System Standard.
2.0	Scope
All Products purchased by ESLR from JWWH.
3.0	Contact Persons
In order to monitor the implementation of this agreement and the coordination required within its framework, both JWWH and ESLR will designate a person responsible for quality management. The persons responsible for quality management are authorized to receive all information concerning the implementation of this agreement. In the event there is a change in the representative or contact persons, the other contract partner should immediately be informed in writing.
4.0	Quality System
JWWH shall establish and maintain a Quality System that will ensure that the quality requirements for the Product and the Purchased Wafers (to the extent such quality testing can only be performed during or after the processing of the Purchased Wafer into solar cells) are met. Establish means define, document (in writing) and implement. JWWH shall establish the procedures necessary to implement the Quality System. As part of the on-going management of quality, ESLR and EGWH will be given the opportunity to audit the factory, its processes and associated quality practices and results data.
5.0	Design Controls (Only applies to JWWH designed product)
JWWH will not make changes to ESLR’s product without a fully approved Engineering Change form. JWWH will be notified, as apart of the Engineering Change process from ESLR, the timing requirements for the implementation of the change.
ESLR will identify critical processes that cannot be modified without prior authorization from ESLR. For non-critical processes, ESLR will be notified within 3 business days in China of expected implementation of the change.
JWWH shall establish and maintain records that demonstrate that both critical and non-critical processes are being maintained in accordance to the process specifications provided by ESLR. These process records shall be maintained for five (5) years.

6.0	Document Controls and Changes
JWWH must demonstrate that ESLR provided documentation and associated changes are maintained and controlled to protect both the quality of the process and product as well as ESLR’s intellectual property. The document control system of JWWH shall have the necessary authorizations and controls to assure that products are built using only the latest revision of documentation. Obsolete documents shall be moved into an archiving area or similar document control section for historical reference purposes.
JWWH shall only input ESLR’s released documentation into its Document Control system. Released documentation is the only authorized ESLR version. Any other copy is for reference only. JWWH should confirm, to the originator, in writing or electronically that they have received documentation from ESLR. All ESLR controlled documentation will be forwarded to JWWH Program Manager by ESLR’s Document Control function. No other source of ESLR documentation should be considered as acceptable. If JWWH finds the specifications to be faulty, unclear, ambiguous or incomplete during product development, production or testing, JWWH will inform the Document Control function of ESLR immediately in writing and will submit suggestions regarding remedial actions.
7.0	Purchasing Controls
Each item in ESLR’s Bill of Materials will specify whether the material supplier will be specified by ESLR or not. ESLR and JWWH will work together to evaluate JWWH’s subcontractors and service providers to determine their ability to provide products that conform to the specified requirements. The evaluation must be documented. The documentation shall include the criteria for acceptance and the extent to which control must be established over the subcontractor. Acceptance activities must be documented. Records of acceptable suppliers shall be kept. In the event that the supplier is ESLR specified, ESLR will evaluate their ability to provide products that meet specified requirements. JWWH will be responsible for maintaining an acceptable Quality level for all suppliers through production.
Purchased products shall be described to the detail necessary to clearly convey the requirements for the products. The specifications and requirements necessary to ensure the quality of the purchased product must be documented and conveyed to JWWH.
If applicable, purchased product shall be bought in accordance with ESLR Product Specifications.
8.0	Traceability
All products will be serialized using the labeling requirements specified by ESLR. JWWH shall maintain the identity of product, using the serialization to ensure that only the correct, conforming products are delivered. It is expected that JWWH shall keep complete production records by serial number including but not limited to: Material Lot Numbers, process conditions at the time of manufacture, the date of manufacture
Purchased product shall be inspected, tested and accepted as conforming to the specified requirements provided by ESLR. Records of in-process and final yields shall be kept by JWWH for five (5) years. These records will include the reasons for any rejections.

9.0	Inspection, Measuring, and Test Equipment
ESLR will specify all test and measurement equipment including its maintenance and calibration schedules. JWWH is responsible to adhere to that maintenance and keep records and calibration certificates for 5 years. JWWH shall utilize the test and measurement equipment as specified by ESLR. In the event that un-calibrated Test Equipment was used during the processing of product for ESLR, ESLR should be immediately notified in writing. JWWH will initiate an out of tolerance report, identify what was out of tolerance, the effect it would have on the process and actions to be taken to insure it will not recur.
10.0	Preventative Maintenance
JWWH shall establish procedures, responsibilities, and instructions for assuring that a Preventative Maintenance (P/M) program is established and to guarantee that all applicable plant maintenance and production equipment is properly maintained. The P/M plan should ensure that that all applicable equipment is maintained to provide optimum operational readiness and that it is capable of meeting its intended use. The P/M program pertains to production equipment, including fixed machinery, tooling (molds, dies, jigs, fixtures) and plant maintenance. All PM programs are subject to review and approval of ESLR
11.0	Acceptance Testing
ESLR will specify product acceptance tests. JWWH shall establish and maintain documented procedures for inspection and testing activities verifying that the specified requirements for the product are met. JWWH guarantees compliance with the specified product characteristics. .
JWWH shall ensure that finished product be held until acceptance criteria have been met. Release to shipping shall take place after the production activities are complete, the data and documentation is reviewed and release is authorized by signature and date of approval.
JWWH shall inspect products before packaging for delivery to ensure the quality of delivered product. Records of the inspection shall be maintained.
12.0	First Article/Qualification
JWWH shall perform a First Article/Qualification inspection with the introduction of a new product to JWWH and if requested, as well as after any Engineering Change or production line change over, affecting an existing product. A complete First Article will include a tagged First Article item and evidence that all attributes of that item were inspected and determined to be acceptable. Where applicable, the item will be verified against attributes consisting of all bill of materials, labeling, and assembly documentation. First Articles will be recorded on a First Article form generated by JWWH. JWWH shall forward a copy of the completed form and/or First Article assembly to ESLR for review.
At the request of ESLR, JWWH shall forward qualification assemblies to ESLR for review and approval. Shipment of additional production assemblies is contingent upon successful acceptance of the Qualification assemblies. JWWH will receive written authorization from ESLR once Qualification has been completed.
Nonconforming First Articles will not be accepted unless JWWH has first obtained a Deviation Authorization from ESLR.

13.0	Qualification Plans
Pre-Production Qualification Plans will be created by JWWH, subject to ESLR approval, for all designs or, specified, major process changes. The Pre-Production Qualification Plan will consist of a set of criteria, e.g. mechanical, electrical, functional, packaging, and labeling that will exercise the part in the manner of its final intended use. This Plan will be signed by both ESLR and JWWH prior to manufacturing/assembly of qualification assemblies. Shipment of production product is contingent upon successful completion of the Pre-Production Qualification Plan.
14.0	Nonconforming Product
Where a material used in the manufacturing process that might have an adverse effect on the products, JWWH shall ensure that said material is removed from the products so that the residual material will not harm the product. A formal Non-Conforming Report will be issued and communicated to ESLR.
JWWH shall control product that does not meet specifications to ensure that nonconforming product is not distributed. Control of nonconforming product shall include the identification, documentation, evaluation, segregation and disposition of the nonconforming product. The evaluation shall include the determination of the need for an investigation, root cause analysis, corrective action and the notification of the organization responsible for the nonconformance.
JWWH shall identify the persons responsible for the review and disposition of the nonconforming product. The review and disposition of nonconforming product shall be documented.
JWWH shall not establish any rework procedures without the expressed, written authorization of ESLR. Any product that is reworked will be identified in the record for the specific serial number.
15.0	Corrective and Preventative Action
JWWH shall establish, maintain and review with ESLR a corrective and preventative action system that shall include containment, the investigation of the potential causes of nonconforming product, the identification of the actions needed to correct and prevent the recurrence of nonconforming product, verification of the effectiveness of the corrective action, changes to processes needed to correct the causes of nonconforming product and ensure that the information about the quality problem is disseminated to those directly responsible for assuring the quality of the product. The system shall include the analysis of work, audit reports, returned product, complaints, process metrics and other sources of data to identify the existence of potential causes of nonconforming product.
ESLR requires a written response to our Nonconforming Material Report (NCMR within 24 hours of receipt in a manner indicated on the NCMR form. ESLR requires containment within 1 business day and full root cause elimination within 30 business days.
Any non-confirming product that has not been contained on site by JWWH (e.g., customer returns) or any major failure of production control, (e.g., calibration, measurement system etc.) requires a formal written response by JWWH within 24 hours of discovery detailing containment and corrective action plans, and full root cause elimination within 30 days.

16.0	Complaint Handling
Any complaints or returns of JWWH produced product will be managed by ESLR. If JWWH obtains this information directly from the field, he will forward the information to the person designated by ESLR. JWWH will not initiate direct contact with the complainant or ESLR’s customer.
17.0	Customer Returned Goods (CRG)
JWWH shall ship a copy of its CRG Repair/Rework documentation with every product returned to ESLR. At a minimum, the documentation should contain ESLR’s reason for return, parts replaced, date of repair, and any rework performed at JWWH. Those products returned to JWWH as a result of a field complaint will be documented by ESLR as such.
JWWH should process all complaint products within 3 business days of receiving the material. In addition, JWWH will be required to complete a JWWH Corrective Action Request (SCAR) that will capture the Root Cause and Corrective Action when determined. All other returned material should be processed within 20 business days.
CRG product should be returned to ESLR at the latest contracted revision. This includes any testing requirements that were imposed on the originally supplied product.
18.0	Mandatory reporting and Management Communication
JWWH shall establish and maintain procedures to ensure that formal documented reviews of the production results are planned and conducted at appropriate stages of the device’s production process development. Participants at each review shall include representatives of all functions concerned with the process being reviewed and an individual(s) who does not have direct responsibility for the process being reviewed, as well as any specialists needed. Records of such reviews shall be maintained.
JWWH must inform ESLR immediately in writing if JWWH learns of information regarding an actual or possible hazard to the health and/or safety of customers, installers, or third parties, when handling or operating JWWH’ product
ESLR is the liaison to the safety and regulatory agencies in the case of events subject to mandatory reporting. If the authorities or notified bodies require documentation regarding the design or manufacture of the products, JWWH will make it available immediately.
19.0	Labeling
JWWH shall ensure that label(s), if required, for the products remain legible and affixed per product drawings and specifications. The labels that are serial number specific will be affixed in such as manner as to assure that serial number integrity is maintained. ESLR has the right to review and approve the process used to assure serial number integrity. Labeling is considered a critical controlled parameter at the product level and requires formal change authorization if modified.

20.0	Records
The records required by this agreement shall be maintained at JWWH’ facility. These records must be made available, within a 48-hour time period, to ESLR upon request.
JWWH shall have a documented Quality Records procedure and archive schedule for ESLR requires that all ESLR related documents be retained and archived for a period of five (5) years after ESLR has announced end-of life for the product or after JWWH has announced end-of-manufacture for the product. Examples of ESLR related documents such as: JWWH audits, training records, calibration records, test data, and Certificate of Conformance (C of C). If JWWH has a question as to whether a document should be retained then JWWH should contact ESLR Quality Representative. No records should be destroyed without written consent from ESLR.
If required, by the individual P.O., ESLR documentation, Certificates of Conformance should be shipped with the material to ESLR. JWWH is required to keep a copy of the C of C, regardless of whether it was shipped with the product. This applies to both new production and reworked material. The Certificate of Conformance must contain, at a minimum, the following information:

Customer Name:	ESLR
Customer P.O. #:	[xxxxxxx]
Customer Part #:	[xxxxxxx]
Customer Rev.:	[xx]
Quantity:	[xx]

DATE SHIPPED:	[XX-XX-XX]

Product Description:	[xxxxxxx]
Materials Used:	[If applicable]
Lot/Date/Serial Code:	[If applicable]
UL Recognition #:	[If applicable]
Original Manufacturer:	[If applicable]
Manufacturer Part#:	[If applicable]
Statement explaining that material supplied herein conforms to all of the customer’s specifications, as listed on the P.O. and/or drawings.

[Signature of Authorized Personnel]	[Date]
(Title__________)
21.0	Process/Product Yields
Product Quality Yields are set at ≥ 98% part acceptance, as calculated at Manufacturing, after 3 months full-scale production. These yields will be reviewed by JWWH and ESLR’s. If JWWH does not reach these yields, then ESLR and JWWH will work together to establish root cause of yield issues. Failure to not meet these goals will mean a decrease in overall JWWH rating. The result could mean that JWWH will become “Conditional” and a JWWH Improvement Plan will be developed. A rating of “Conditional” for more than 6 months could mean loss of new and/or existing business.
If a “Conditional” status is reached, JWWH shall provide ESLR a Bi-weekly Quality Progress Report detailing weekly product yields (DPMO), actions taken to maintain process yields, and data about the repairs and reprocessing made for ESLR.
22.0	Report Cards
Quarterly ESLR will provide JWWH with a Report Card highlighting the three (3) previous months JWWH performance. This SR includes elements from Quality and Logistics.
23.0	Audits and Management Reviews
23.1	Quality System. JWWH’ Quality System including Product and Process controls, is subject to be audited by ESLR. The audit may be conducted by ESLR personnel and/or by a third party at ESLR’s expense. JWWH will be given proper warning and will be provided the agenda as well as the personnel required to be part of the audit.

Should JWWH use subcontractors, JWWH will ensure that the subcontractor meets quality requirements through appropriate agreements; for example, through audits, or by seeing to it that ESLR can perform pre-announced audits. ESLR’s audit reports are to be treated as confidential.

23.2	Management Reviews. Each quarter, there will be a senior management review of the Business and quality performance of JWWH. These meetings will alternate (when feasible) between ESLR’s location and JWWH’s location. These meetings will have a specified agenda that includes the review of in-process and product data, product quality issues, areas for improvements, respective product “road maps” including long range forecasts and opportunities for ESLR and JWWH to improve effectiveness.

EXHIBIT D
PACKAGING AND LABELING REQUIREMENTS
1.0	Packaging Documentation

JWWH shall enclose or by email a packing list referencing the Purchase Order number and product test data with each shipment, identifying the Product(s) shipped and, where applicable, the serial number of each item, date code and production lot number. When more than one package is shipped to a specified site, JWWH shall identify each package separately in each corresponding document. ESLR reserves the right to change the shipment instructions or documentation

JWWH shall provide with each shipment a Commercial Invoice, declaring the following;
•	ESLR’s Product(s) Part number

•	ESLR’s Product Description

•	Unit price (by Product)

•	Quantity in shipment (by Product)

•	Extended Price (by Product)

•	“Country of Origin”

•	Harmonized Tariff Code

•	Package dimensions

•	Package Weight

•	Gross Weight Shipment

•	Value of Shipment (USD)
2.0	Packaging details
To be agreed by the parties in good faith and in keeping with customary and usual shipping standards and requirements.
3.0	Labeling details
To be agreed by the parties in good faith and in keeping with customary and usual labeling standards and requirements.

EXHIBIT E
WARRANTIES BY JWWH
Evergreen Solar photovoltaic panels
Limited Warranty
Limited Warranty: Materials or Workmanship
Evergreen Solar warrants the modules to be free from defects in materials or workman-ship under normal application, installation, use, and service conditions. The panels must be installed according to the latest Safety, Installation and Operation Manual provided by Evergreen Solar otherwise this warranty will be void. If the product fails to conform to this warranty, then, for a period ending sixty (60) months from date of sale to the original consumer purchaser, Evergreen Solar will, at its option, either repair or replace the product or refund the purchase price. The repair, replacement, or refund remedy shall be the sole and exclusive remedy provided under this warranty.
Limited Warranty: Power Output
Evergreen Solar warrants for a period of ten (10) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 90% or greater of Evergreen Solar’s Minimum Specified Power Rating. Evergreen Solar further warrants for a period of twenty-five (25) years from the date of sale to the original consumer purchaser that the power rating at Standard Test Conditions will remain at 80% or greater of Evergreen Solar’s Minimum Specified Power Rating.
Evergreen Solar will, at its option, repair or replace the product, refund the purchase price, or provide the purchaser with additional modules to make up lost power, provided that such degradation is determined to be due to defects in materials or workmanship under normal installation, application, and use. The panels must be installed according to the latest Safety, Installation and Operation Manual provided by Evergreen Solar otherwise this warranty will be void. The relevant Minimum Specified Power Rating is defined in Evergreen Solar’s product data sheet at the time of shipment Standard Test Conditions are irradiance of 1000 W/m2, 25° C cell temperature, and AM 1.5 light spectrum.
Limitations and Conditions
The remedy set forth in these limited warranties shall be the sole and exclusive remedy provided under the extended term warranty, unless otherwise agreed by Evergreen Solar in writing. In Germany, these limited warranties are neither a “guarantee of the quality” of the module pursuant to §443 BGB (German Civil Code) nor are they an “acceptance of a guarantee” pursuant to §276 BGB.
The limited warranties set forth herein do not apply to any panel which in Evergreen Solar’s sole judgment has been subjected to misuse, neglect, or accident; has been damaged through abuse, alteration, improper installation or application, or negligence in use, storage, transportation, or handling, has not been installed according to the latest Safety, Installation and Operation Manual provided by Evergreen Solar or has in any way been tampered with or repaired by anyone other than Evergreen Solar or its authorized agent.
The limited warranties do not cover costs associated with module installation, removal, testing, packaging, transportation, or reinstallation; other costs associated with obtaining warranty service; or costs, lost revenues, or lost profits associated with the performance or nonperformance of defective modules.
Any modules repaired or replaced by Evergreen Solar under a warranty claim shall be covered by the same warranties and original term as the first product purchased under said claim. The term shall not be prolonged or reset from the date of sale to the original consumer purchaser. Any replaced parts or products become the property of Evergreen Solar. These limited warranties apply only to the first end-user purchaser of the modules or to any subsequent owners of the original building or site where the modules were first installed. The limited warranties set forth herein are expressly in lieu of and exclude all other express or implied warranties, including but not limited to warranties of merchantability and of fitness for particular purpose, use, or application and all other obligations or liabilities on the part of Evergreen Solar, unless such other warranties, obligations, or liabilities are expressly agreed to in writing signed and approved by Evergreen Solar.
Evergreen Solar shall have no responsibility or liability whatsoever for damage or injury to persons or properly, or for other loss or injury resulting from any cause whatsoever arising out of or related to the product, including, without limitation, any defects in the module, or from use or installation. Under no circumstances shall Evergreen Solar be liable for incidental, consequential, or special damages, howsoever caused.
Evergreen Solar’s aggregate liability, if any, in damages or otherwise, shall not exceed the payment, if any, received by seller for the unit of product or service furnished or to be furnished, as the case may be, which is the subject of claim or dispute. Some jurisdictions do not allow limitations on implied warranties or the exclusion or limitation of damages, so the above limitations or exclusions may not apply to you.
If a part, provision, or clause of terms and conditions of sale, or the application thereof to any person or circumstance is held invalid, void, or unenforceable, such holding shall not affect and leave all other parts, provisions, clauses, or applications of terms and conditions remaining, and to this end the terms and conditions shall be treated as severable.
This warranty gives you specific legal rights; and you may also have other rights that vary from state to state and country to country, Neither party shall be in any way responsible or liable to the other party, or to any third party, arising out of nonperformance or delay in performance of the terms and conditions of sale due to acts of God, war, riot, strikes, unavailability of suitable and sufficient labor, and any unforeseen event beyond its control, including, without limitations, any technological or physical event or condition which is not reasonably known or understood at the time of sale.
Any claim or dispute regarding these warranties shall be governed by and construed in accordance with the laws of the State of New York (US).
Obtaining Warranty Performance
If you feel you have a claim covered by warranty, you must promptly notify the dealer who sold you the module of the claim. The dealer will give advice handling the claim. If further assistance is required, write Evergreen Solar for instructions.
The customer must submit a written claim, including adequate documentation of module purchase, serial number, and product failure. Evergreen Solar will determine in its sole judgment the adequacy of such claim. Evergreen Solar may require that product subject to a claim be returned to the factory, at the customer’s expense. If product is determined to be defective and is replaced but is not returned to Evergreen Solar, then the customer must submit adequate evidence that such product has been destroyed or recycled.
Note: This document may be provided in multiple languages. If there is a conflict among versions, the English language version dominates.

	Worldwide Headquarters	Customer Service — Americas and Asia
	Evergreen Solar Inc.	Evergreen Solar Inc.
	138 Bartlett Street	138 Bartlett Street
	Marlboro, MA 01752 USA	Marlboro, MA 01752 USA
	T: +1 508.357.2221 | F: +1 508.229.0747	T: +1 508.357.2221 | F: +1 508.229.0747
www.evergreensolar.com	info@evergreensolar.com	sales@evergreensolar.com

Valid from 1st September 2008/W_US_010908	© 2008 Evergreen Solar, Inc.

EXHIBIT F
PURCHASED WAFER SPECIFICATIONS
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